Exhibit 5.1

TEL AVIV	ZURICH	WWW.GOLDFARB.COM
Ampa Tower, 98 Yigal Alon St.	14 Mittelstrasse
Tel Aviv 6789141, Israel	Zurich 8008, Switzerland
Tel +972 (3) 608-9999	Tel +41 (44) 818 08 00
Fax +972 (3) 608-9909	Fax +41 (44) 818 08 01
INFO@GOLDFARB.COM	ZURICH@GOLDFARB.COM

January 22, 2021

Itamar Medical Ltd.

9 Halamish Street

Caesarea 3088900, Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to Itamar Medical Ltd., an Israeli company (the “Company”), in connection with its registration statement on Form F-3 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering the resale, from time to time, by “selling shareholders” referred to in the prospectus included in the Registration Statement (the “Selling Shareholders”) of up to 39,300,000 ordinary shares, par value NIS 0.01 per share, of the Company (the “Ordinary Shares”) issued by the Company to the Selling Shareholders on several dates referred to in the prospectus included in the Registration Statement (the “Shares”).

This opinion is being furnished in connection with the requirements of Items 601(b)(5) and (b)(23) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus that is a part of the Registration Statement, other than as expressly stated herein.

In connection with this opinion, we have examined and relied without investigation as to matters of fact upon the Registration Statement and exhibits thereto, the prospectus that is a part of the Registration Statement, corporate resolutions of the Company (such resolutions, the “Resolutions”) that relate to the Registration Statement and other actions to be taken in connection with the Registration Statement, such originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and statements of public officials and officers and representatives of the Company, and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity with authentic original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We have also assumed that the Resolutions will not be rescinded, cancelled, amended or modified in any way.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

The opinion set forth in this letter is effective as of the date hereof. We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereafter may be brought to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the references to this firm in the section entitled “Legal Matters” in the Registration Statement and in the prospectus that forms a part thereof. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Act. We express no opinion other than as herein expressly set forth, and no opinion may be inferred or implied beyond that expressly stated herein.

Very truly yours,

/s/ Goldfarb Seligman & Co.